Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Hudson Global, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-153759) on Form S-8 of Mastech Holdings, Inc. of our report dated August 14, 2015, with respect to the balance sheets of Hudson Information Technology (US) Business (A Division of Hudson Global, Inc.) as of December 31, 2014 and 2013, and the related statements of earnings, cash flows and parent’s equity in division for the years then ended, which report appears in the Form 8-K of Mastech Holdings, Inc. dated August 28, 2015.

/s/ KPMG LLP

New York, New York
August 28, 2015